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                                 EXHIBIT 10.3

                             EMPLOYMENT AGREEMENT

        THIS IS AN EMPLOYMENT AGREEMENT (the "Agreement") between MILLER EXPLORATION COMPANY, a Delaware corporation, ("Company"), and ____________ _____________________ ("Employee"). The parties agree as follows:

   1. EFFECTIVE DATE AND TERM. This Agreement will take effect as of ___________, 1997. The initial term of this Agreement will be three (3) years following its effective date. On each anniversary of the effective date, the term of this Agreement will automatically be extended one year, to restore the unexpired term to three years, unless either party gives notice to the other party before such anniversary date, stating that the Agreement will not be so extended, in which case the term of this Agreement will not be extended and will expire on the third anniversary date following the notice. If the Employment terminates at any time before expiration of this Agreement, then notwithstanding such expiration the parties will remain obligated to comply with their respective obligations under Paragraph 5. The Employee's obligations and the Company's rights under Paragraphs 8, 9 and 10 shall survive expiration of this Agreement, and shall continue in full force and effect.

   2. EMPLOYMENT. The Employee will serve as ________________________ of the Company, or in other executive positions assigned by the Company (the "Employment"). The Employee's duties will be those assigned by the Company's Board of Directors and will be consistent with the Employee's position. The Employment will be full time, and the Employee's entire business time and efforts will be devoted to the performance of Employee's duties for the Company during the term of the Employment, provided that nothing in this Paragraph shall prevent the Employee from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Employee's duties under this Agreement.

   3. TERMINATION OF EMPLOYMENT. During the term of this Agreement, the Employment may be terminated as provided in Paragraph 5. After expiration of this Agreement, either party may terminate the Employment at will.

   4. COMPENSATION. The Employee will be compensated during the Employment as follows:

        a. SALARY. The Employee will be paid an annual salary of $_____________, subject to adjustment as provided below, which will be payable in equal periodic installments according to the Company's customary payroll practices, but no less frequently than monthly. The Employee's salary will be reviewed by the Board of Directors not less frequently than annually, and may be
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   adjusted upward or downward in the sole discretion of the Board of Directors, but in no event will the salary be less than $______________ per year.

        b. BENEFITS. The Employee will, during the term of Employment, be permitted to participate in such pension, 401(k), profit sharing, bonus, life insurance of $__ million, hospitalization, major medical, and other employee benefit plans of the Company that may be in effect from time to time, to the extent the Employee is eligible under the terms of those plans (collectively, the "Benefits").

        c. BUSINESS EXPENSES. The Company will reimburse the Employee for reasonable ordinary and necessary business expenses incurred in the performance of duties on behalf of the Company, subject to Employee's prompt submission of proper documentation for tax and accounting purposes.

   5. TERMINATION OF EMPLOYMENT. During the term of this Agreement, Employee's Employment may be terminated in the following circumstances:

        a. DEATH. The Employment will terminate automatically in the event of Employee's death.

        b. DISABILITY. If Employee becomes "disabled", the Company may elect to terminate Employee's Employment due to such disability. For the purposes of this Agreement, the Employee will be deemed to be "disabled" if, for physical or mental reasons, the Employee is unable to perform the essential functions of the Employee's duties under this Agreement for 120 consecutive days, or 180 days during any twelvemonth period, as determined in accordance with this Paragraph. The disability of the Employee will be determined by a medical doctor selected by written agreement of the Company and the Employee upon the request of either party by notice to the other. If the Company and the Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Employee has a disability. The determination of the medical doctor selected under this Paragraph will be binding on both parties.

        c. TERMINATION BY COMPANY FOR CAUSE. The Company may terminate Employee's Employment for Cause only if the Employee:

          i. engages in wilful misconduct detrimental to the interests of Company; or

          ii.  refuses to perform services that he is required to

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        perform under this Agreement after explicit instructions
        from the Board of Directors ordering Employee to perform such services.

   Employee will not be deemed to have engaged in conduct constituting Cause for termination if he acted in the reasonable good faith belief that the actions in question were not against the interests of Company, unless the actions in question were contrary to specific instructions of the Board of Directors. Employee's Employment may not be terminated for Cause unless Employee first has the opportunity to make a presentation at a meeting of the Board of Directors, and is given, at least ten
   (10) days before such meeting, a written description of the basis for the possible termination of Employee's Employment for Cause.

   If the Company becomes aware after termination of Employee's Employment other than for Cause that Employee engaged prior to the termination of Employment in wilful misconduct constituting Cause, the Company may recharacterize such termination as having been for Cause, after providing Employee with the notice and opportunity for hearing provided above.

        d. TERMINATION BY EMPLOYEE FOR GOOD REASON. Employee may terminate the Employment for Good Reason if:

          i. the Company materially breaches its obligations to Employee under this Agreement; and

          ii. Employee notifies the Board of Directors in writing, within 60 days after the act or omission in question, asserting that the act or omission in question constitutes Good Reason and explaining why such act or omission constitutes a material breach; and

          iii. the Company fails, within 45 days after such notification, to take reasonable steps to cure the breach; and

          iv. Employee resigns by written notice within 30 days after expiration of the 45 day period under (iii) above.

   If Employee terminates the Employment for Good Reason, Employee will be paid Severance Pay as provided in Paragraph 6. Employee's failure to object to a material breach as provided above will not waive Employee's right to resign with Good Reason after following the above procedure with regard to any future material breach.

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        e.   DISCRETIONARY TERMINATION BY EMPLOYEE.  Employee may
   terminate the Employment at will, with at least 60 days advance written notice, and Employee agrees not to prepare to leave the Employment with Company without giving such notice.

        f. DISCRETIONARY TERMINATION BY COMPANY. Company may terminate the Employee's Employment at will, but if it does so it will pay Employee Severance Pay as provided in Paragraph 6.

Upon termination of Employee's Employment, Employee shall not be entitled to any further compensation from Company or any Affiliate, except: (i) unpaid salary installments through the end of the week in which the Employment terminates; and (ii) any vested benefits accrued prior to the date the Employment terminates under the terms of any written benefit program; and (iii) Severance Pay (if any) becoming due under Paragraph 6.

   6. SEVERANCE PAY. The Company will pay Employee the Severance Pay described in this Paragraph if the Company terminates the Employee's Employment during the term of this Agreement other than under Paragraph 5(b) ("Disability") or Paragraph 5(c) ("Cause"). A purported termination of the Employment under Paragraph 5(b) ("Disability") or (c) ("Termination by Company for Cause") that is ultimately found to have been improper shall be deemed to have been a termination under Paragraph 5(f) ("Discretionary Termination by Employee"). The Company will also pay Employee the Severance Pay described in this Paragraph if the Employee terminates his Employment during the term of this Agreement for Good Reason, as provided in Paragraph 5(d) (Termination by Employee for Good Reason").

        a. AMOUNT AND DURATION OF SEVERANCE PAY. Subject to the other provisions of this Paragraph 6, the Severance Pay will consist of:

          i. continuation of Employee's weekly salary for _____ weeks (the "Severance Pay Period"); and

          ii. continuation during the Severance Pay Period, at Company's expense, of Employee's employee and dependent health, dental and prescription drug coverage for the remaining term of this Agreement (without affecting Employee's right to elect COBRA continuation coverage beginning on the expiration date of this Agreement), subject to Employee's continuing payment of the normal employee contribution.

        Severance Pay will end in the event of Employee's death.

        b. CONDITIONS TO SEVERANCE PAY. In order to be eligible for the Severance Pay, Employee must meet the following conditions:

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          i.   Employee must comply with Employee's obligations
        under Paragraphs 8, 9 and 10 of this Agreement;

          ii. Employee must not claim unemployment compensation for any week for which Employee receives Severance Pay;

          iii. Employee must promptly sign and continue to honor a general release, in form acceptable to Company, of any and all claims against Company, its affiliates (defined for purposes of this Agreement as subsidiaries and other entities in which the Company has an ownership interest), and all of their officers, directors, employees and agents, to the extent that such claims relate in any way to Employee's Employment or its termination. The release will not waive the Employee's right to any payments due under this Paragraph 6, or Employee's rights to any vested benefits accrued prior to the date of Employment termination under the terms of any written benefit plan;

          iv. Employee must resign, upon written request by Company, from all positions with or representing Company or any Affiliate, including but not limited to membership on boards of directors; and

          v. Employee must provide Company during the term of this Agreement with consulting services regarding matters within the scope of Employee's former duties, upon request by the Board of Directors, provided that Employee will only be required to provide such services by telephone at Employee's reasonable convenience, and not for more than five (5) hours in any month.

        c.   OFFSETS TO SEVERANCE PAY.  The Severance Pay due to
        Employee for any week will be reduced by:

          i. any earnings from other employment or self-employment received or accrued for Employee's benefit during such week, with any excess of such other earnings over the Severance Pay for any week to be carried forward and applied to reduce Severance Pay for subsequent weeks;

          ii.  any disability benefits received by Employee; and

          iii. if Severance Pay continues after the date of Employee's death, the death benefit under any life insurance policy provided to Employee by Company as a fringe benefit.

   7. CONFLICTS OF INTEREST. During the Employment, the Employee will not acquire any financial interest in, accept gifts or favors from, or

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establish any relationship other than on behalf of the Company with, any customer, supplier, distributor, or other person who does or seeks to do business with the Company, unless Employee has disclosed the financial interest, gift, favor, or relationship to the Company's Board of Directors and has received the written approval of Board of Directors for such activity or transaction. If any member of Employee's family engages or proposes to engage in any relationship or activity which would be covered by the preceding sentence if engaged in by Employee, Employee will immediately report such proposed or actual relationship or activity to the Board of Directors in writing.

   8. LOYALTY AND CONFIDENTIALITY; COMPANY PROPERTY. The Employee will be loyal to the Company during the Employment and will forever hold in strictest confidence and will not use or disclose any information regarding the Company's techniques, processes, developmental or experimental work, trade secrets, customer or prospect names or information, or proprietary or confidential information relating to the current or planned products, services, sales, employees or business of the Company, except as such disclosure or use may be required in connection with the Employee's work for the Company. Upon termination of the Employment, the Employee will deliver to the Company any and all materials relating to the Company's business, including without limitation all customer lists and information, keys, financial information, business notes, business plans, Company provided autos or other equipment, credit cards, memoranda, specifications and documents. All Company property will be returned promptly and in good condition except for normal wear. The Employee agrees not to retain any copies, reproductions or summaries of any such materials. This covenant will continue in effect after termination of the Employment and shall survive expiration of this Agreement. The parties agree that any breach or threatened breach of the Employee's covenants in this Paragraph 8 would cause the Company irreparable harm, and that injunctive relief would be appropriate.

   9.   IDEAS, CONCEPTS AND INVENTIONS RELATING TO COMPANY'S BUSINESS.
All business ideas and concepts and all inventions, improvements and developments made or conceived by the Employee, either solely or in collaboration with others, during the Employment, whether or not during working hours, and relating to the Company's business or any aspect thereof, or to any business or product the Company is considering entering or developing, shall become and remain the exclusive property of the Company, its successors and assigns. The Employee shall disclose promptly in writing to the Company all such inventions, improvements and developments, and will cooperate in confirming, protecting and obtaining legal protection of the Company's ownership rights. This provision shall continue in effect after termination of the Employment and shall survive expiration of this Agreement as to ideas, concepts, inventions, improvements and developments made or conceived in whole or in part prior to the date the Employment terminates. The parties agree that any breach of the Employee's covenants in this Paragraph 9 would cause the Company irreparable harm, and that injunctive relief would be appropriate.

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   The Employee represents and warrants that all ideas, concepts, inventions, improvements and developments which the Employee invented or conceived prior to becoming employed by the Company, to which the Employee, or any assignee of the Employee, now claims title, and which are to be excluded from this Agreement, are completely described on an exhibit signed by the parties and attached to this Agreement. If no such exhibit is attached, then Employee represents and warrants that there are no such inventions, improvements or developments.

   10.  COVENANT NOT TO COMPETE.  During the Employment, and for three
(3) months after termination of the Employment, the Employee will not (i) engage in the oil and gas exploration or development business or any other business in which the Company is engaged or planning to engage on the date the Employment terminates; or (ii) directly or indirectly compete with the Company; or (iii) perform services for, advise, be financially interested in, or own any interest in or loan money to, any other business engaged (or seeking the Employee's services with a view to becoming engaged) in any business in which the Company is engaged or planning to engage on the date the Employment terminates; or (iv) solicit or suggest, or provide assistance to anyone else seeking to solicit or suggest, that any person having or contemplating a Covered Relationship with Company or an affiliate refrain from entering into or terminate such relationship, or enter into any similar relationship with anyone else instead of Company or such affiliate (as used in this Paragraph 10, a "Covered Relationship includes a customer relationship, a vendor relationship, or any other contractual or independent contractor relationship). The Employee's commitments in this paragraph will continue in effect after termination of the Employment for the three (3) month period provided above, but will only be in effect during that period in the following geographic area: each county or parish in which the Company does business (provided that any activity directed towards customers with facilities inside the covered area will be covered even if the Employee is located or the activities undertaken outside the covered area). The parties agree that any breach or threatened breach of the Employee's commitments in this Paragraph 10 would cause the Company irreparable harm, and that injunctive relief would be appropriate.

        It is agreed that the decision of the Company's Board of Directors as to whether a post-employment activity by Employee violates this Paragraph 10 will be conclusive, if reasonable.

   11. ENTIRE AGREEMENT. No agreements or representations, oral or otherwise, express or implied, with respect to the Employee's Employment with the Company or any of the subjects covered by this Agreement have been made by either party which are not set forth expressly in this Agreement, and this Agreement supersedes any pre-existing employment agreements and any other agreements on the subjects covered by this Agreement.

   12. AMENDMENT AND WAIVER. This Agreement has been authorized by the Company's Board of Directors. No employee, officer or agent of the Company

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has authority to offer Employment other than employment terminable at will, or to limit the Company's ability to terminate Employment at will in any way; employment on any other terms may only be authorized by a written resolution of the Board of Directors. No provisions of this Agreement may be amended, modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing specifically authorized by a written Board resolution, and signed by the Employee and by such officer as may be specifically designated by the Board of Directors of the Company in such resolution. No waiver by either party at any time of any breach or non-performance of this Agreement by the other party shall be deemed a waiver of any prior or subsequent breach or non-performance.

   13. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. If a court of competent jurisdiction ever determines that any provision of this Agreement (including but not limited to all or any part of the non-competition covenant in Paragraph 10) is unenforceable as written, it is the intent of the parties that such provision shall be deemed narrowed or revised in such jurisdiction (as to geographic scope, duration, or any other matter) to the extent necessary to allow its enforcement. Such revision shall thereafter govern in such jurisdiction, subject only to any allowable appeals of such court decision.

   14. ASSIGNABILITY. This Agreement contemplates personal services by the Employee, and Employee may not transfer or assign Employee's rights or obligations under this Agreement. This Agreement may be assigned by the Company to any subsidiary or parent corporation or a division of such corporation, or to any entity which succeeds to all or substantially all of the Company's businesses. The Company is not required to assign this Agreement, but if it is assigned as provided above, the Employee will be given notice and this Agreement and the Employee's Employment hereunder will continue in effect.

   15. NOTICES. Notices to a party under this Agreement must be personally delivered or sent by certified mail (return receipt requested) and will be deemed given upon post office delivery or attempted delivery to the recipient's last known address. Notices to the Company must be sent to the attention of the Company's Chief Executive Officer.

   16. ARBITRATION. The Company and the Employee agree that the sole and exclusive method for resolving any dispute between them regarding this Agreement or its interpretation application or any other dispute or claim relating to the employment relationship between them or its termination shall be arbitration under the procedures set forth in this Paragraph; provided, however, that nothing in this Paragraph prohibits a party from seeking preliminary or permanent injunctive relief, or from seeking judicial enforcement of the arbitration award. The arbitrator(s) for determining any dispute covered by this Paragraph shall be selected by

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mutual agreement of the Company and the Employee.  If either party demands arbitration of a dispute covered by this Paragraph, an arbitrator shall be selected, and the arbitrator shall hold a hearing at which both parties may appear, with or without counsel, and present evidence and argument. Pre-hearing discovery shall be allowed in the discretion of and to the extent deemed appropriate by the arbitrator, and the arbitrator shall have subpoena power. The procedural rules for an arbitration hearing under this Paragraph shall be the rules of the American Arbitration Association for Commercial Arbitration Hearings and such rules as the arbitrator may determine. The hearing shall be held in Traverse City, Michigan. The award of the arbitrator(s) shall be final and binding and may be enforced by and certified as a judgment of any court of competent jurisdiction. The fees and expenses of the arbitrator shall be paid by equally by the Company and the Employee.

   17. GOVERNING LAW. The validity, interpretation, and construction of this Agreement are to be governed by the laws of the State of Michigan, without regard to principles of conflicts of law.

   IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.


                                      _____________________________________
                                                                 "Employee"



                                      MILLER EXPLORATION COMPANY


                                      By __________________________________

                                         Its ______________________________



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